Exhibit 2.6

FIFTH AMENDMENT TO ASSET PURCHASE AGREEMENT

This Fifth Amendment to Asset Purchase Agreement (“Amendment”) is made and entered into effective the 30th day of April, 2004, by and between Amedisys, Inc., a Delaware corporation, and/or those wholly owned (directly or indirectly) individual subsidiaries of Amedisys, Inc. to which it assigns its rights under the Asset Purchase Agreement referenced below prior to the Closing, as Purchaser (hereinafter referred to collectively as “Purchaser”) and the individual entities executing this Amendment on the execution page hereof, as Seller (hereinafter referred to collectively as “Seller”). Purchaser and Seller are referred to at times in this Amendment as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Purchaser and Seller entered into that certain Asset Purchase Agreement dated January 5, 2004, as amended (the “Agreement”);

WHEREAS, the Parties, pursuant to the First Amendment to Asset Purchase Agreement dated January 31, 2004, modified the closing dates upon which certain of the Agencies’ Assets would by transferred by Seller to Purchaser and confirmed that the contingency in the Agreement relating to Purchaser’s due diligence had been satisfied;

WHEREAS, the Parties, pursuant to the Second Amendment to Asset Purchase Agreement dated February 25, 2004 modified the schedule of closing dates to allow for the Closing of the sale of assets of Spalding Regional Home Health to take place on April 1, 2004;

WHEREAS, the Parties, pursuant to the Third Amendment to Asset Purchase Agreement, clarified the language in certain sections of the Agreement, adjusted the purchase price of the transaction as reflected in Section 3 of the Agreement, revised Section 3.07 and Section 3.08 of the Agreement to allow for the Parties to determine the process by which Straddle Episodes and certain funds relating to the Straddle Episodes would be handled, and revised Section 5.13 of the Agreement to reflect the delivery of December 31, 2003 financial statements to the Purchaser;

WHEREAS, the Parties, pursuant to the Fourth Amendment to Asset Purchase Agreement amended the Agreement to further clarify certain provisions of the Agreement; amended and replaced the signature pages of the Agreement by striking the name “Brookwood Health Services, Inc.” from the signature page (which name had been determined by the Parties to be inaccurate); amended, updated and replaced Schedule A to the Agreement (Name and Address of each Seller Business) and amended, updated and replaced Schedule 2.01 of the Agreement; and

WHEREAS, the Parties wish to again amend Section 3.07 of the Agreement to allow Seller to bill Medicare and non-Medicare payors for final billings on Straddle Episodes for services rendered by those Agencies transferred to Purchaser on March 1, 2004 and to modify Section 2.01 of Agreement and Schedule 2.01 to move the Closing of the sale of the Assets of St. Mary’s Hospital Home Health Agency from May 1, 2004 to June 1, 2004 and to reflect Purchaser’s agreement to pay the full balance of the purchase price on May 1, 2004.

NOW THEREFORE, the Parties, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confessed, agree as follows:

1. Section 2.01 of the Agreement is amended to read as follows:

The Closing. The Closing, and the delivery of the Purchase Price for the transactions contemplated by this Agreement shall become unconditional on March 1, 2004 (the “Closing Date”). The execution and delivery of instruments conveying the Assets and effecting the other transfers of rights and related obligations and assumed Liabilities for each Agency will occur over a staggered time period between the Closing Date and June 1, 2004, in accordance with the schedule set forth on Schedule 2.01 (the “Agency Transfer Dates”). The payment of the Purchase Price will occur over a staggered time period between the Closing Date and May 1, 2004, in accordance with the schedule set forth on Schedule 2.01. The obligation of Purchaser to make the final payment of the Purchase Price will be secured by Purchaser delivering to Tenet Healthcare Corporation, as agent of Seller, at the Closing an unconditional documentary letter of credit in the amount of the final payment of the Purchase Price, issued by a national banking association reasonably acceptable to Tenet Healthcare Corporation in the form attached hereto as Schedule 2.01 A. Purchaser may, on at least seven (7) days prior Special Notice, specify an Agency Transfer Date for any Agencies that is sooner than the scheduled Agency Transfer Date on Schedule 2.01. The execution and delivery of this Agreement and the other instruments effecting the conveyances and transfers at the Closing and the Agency Transfer Dates may be perfected by the exchange of executed signature pages via facsimile or Adobe Portable Document Format followed by delivery of the original executed signature pages promptly thereafter.

2. Section 3 of the Agreement is amended to read as follows:

Purchase Price. The purchase price for the sale, transfer, conveyance, assignment, and delivery of the Assets to Purchaser, subject to the terms and conditions of this Agreement, shall be Nineteen Million One Hundred Ninety Thousand Six Hundred Forty-Three Dollars ($19,190,643) to be paid to Seller by the Purchaser in immediately available funds via wire transfer or any other mutually agreeable method on the Closing Date, the Agency Transfer Dates or other mutually agreeable date, as reflected in Schedule 2.01 (the “Purchase Price”).

3. Section 3.07 of the Agreement is amended to read as follows:

Allocation of Straddle Episode of Care Payments. Purchaser and Seller acknowledge and agree that, as to episodes of Medicare (and other non-Medicare payors) home health and hospice agency services in progress during an episode or election periods of care prior to an Agency Transfer Date (“Straddle Episodes”), any billing or claims submissions to occur after the Closing Date will be billed by Purchaser (or by Seller on behalf of Purchaser for those Agencies transferred on March 1, 2004 only). Promptly following each Agency Transfer Date, Seller will inform Purchaser of the amount received (or to be received) by Seller based on the request for anticipated payment (“RAP”) (or equivalent billing (if any) for non-Medicare payors) filed by Seller with respect to each Straddle Episode, together with necessary billing and patient demographic information in Seller’s possession to permit Purchaser to file the final claim for payment if Purchaser has received its Medicare provider/submitter number for the Agency.

Promptly following each Agency Transfer Date for hospice agencies, Seller will inform Purchaser of the amount received (or to be received) by Seller during the election period of hospice care in which the Agency Transfer Date has occurred for covered hospice care services and covered Medicare non-hospice services filed by Seller with respect to each Straddle Episode, together with necessary billing and patient demographic information in Seller’s possession to permit Purchaser to file claims for payment for services provided following the Agency Transfer Date. Seller will also provide to Purchaser billing and patient demographic information in Seller’s possession related to non-Medicare covered services provided to hospice agency patients receiving services during a Straddle Episode in which the Agency Transfer Date falls. Purchaser (or Seller as its agent for the Agencies transferred on March 1, 2004) shall prepare, file and collect the final claims for payment for services provided by an Agency following the respective Agency Transfer Dates. The Party receiving the final payment will use reasonable best efforts to pay to the other Party the Straddle Episode Payment, as defined below within forty-five (45) days after receipt of the payor’s payment following the close of the Straddle Episodes after the respective Agency Transfer Dates; but in any event a final reconciliation of Straddle Episode Payments will be made by the Parties within one hundred fifty (150) days following the last Agency Transfer Date. “Straddle Episode Payment” shall mean an amount, for each Straddle Episode, (a) for home health agencies equal to the final actual (if payment has been received) or billed projected (if payment has not been received) payment for the Straddle Episode, divided by the number of days in the particular Straddle Episode, multiplied by the number of days in the Straddle Episode from the first day of the Straddle Episode to the Agency Transfer Date, and (b) for hospice agencies for actual days of service and other compensable services provided to a patient by Seller prior to the Agency Transfer Date but for which billing may have been made by or on behalf of Purchaser or payment was received by Purchaser, taking into account the RAP payment made to Seller in determining the total amount due Seller. For example, for home health agencies, if on the day prior to the Agency Transfer Date, a patient has been on service with Seller for twenty (20) days, and the episode has a period of sixty (60) days with a total payment of Two Thousand ($2,000.00) Dollars, Seller shall be entitled to receive Six Hundred Sixty-Six Dollars and Sixty-Seven Cents ($666.67) for the Straddle Episode ($2,000 / 60 x 20) less the amount received by Seller from the RAP for that Straddle Episode. Seller shall likewise pay any amount due Purchaser when the RAP payment exceeds the amount properly payable to Seller for the Straddle Episode as determined herein. Any payment adjustment to the basic payment rate for a 60-day episode of care for home health agency services (including partial episode payment adjustments, low utilization payment adjustments and significant change in condition payment adjustments) and for payment adjustments to days of service and other compensable hospice related services shall be prorated or adjusted between the Parties in a manner consistent with this paragraph. The Parties shall cooperate in the preparation of a written reconciliation statement during the final reconciliation period showing the manner in which each Straddle Episode Payment has been determined and settled; with Seller and Purchaser working together in good faith to resolve any calculation and payment issue and make any payment adjustment due within thirty (30) days. The Parties may establish a more formal cooperative process for the actual billing and collection of Straddle Episode payments in accordance with and to effect the provisions of this Section.

4. Schedule 2.01 of the Agreement is hereby amended, restated and replaced in whole, in accordance with the revised Schedule 2.01 attached hereto as Exhibit A.

5. All defined terms used in this Amendment but not otherwise defined herein shall have the meanings given to such terms in the Agreement, as amended.

6. Except as otherwise set forth herein, no terms or provisions of the Agreement are amended or modified by this Amendment.

7. To the extent this Amendment is inconsistent or conflict with the Agreement, as amended, this Amendment shall control.

[SIGNATURE PAGES FOLLOW]

SELLER:

Professional Home Health

By:
Name:	Eric Tuckman
Title:	Authorized Signatory

American Medical Home Care, Inc. d/b/a
Brookwood Home Health (a/k/a Brookwood Home Care Services)

By:
Name:	Eric Tuckman
Title:	Authorized Signatory

Memorial Home Care

By:
Name:	Eric Tuckman
Title:	Authorized Signatory

Spalding Regional Home Health

By:
Name:	Eric Tuckman
Title:	Authorized Signatory

Tenet Home Care of Palm Beach

By:
Name:	Eric Tuckman
Title:	Authorized Signatory

Tenet Home Care of Broward County

By:
Name:	Eric Tuckman
Title:	Authorized Signatory

St. Mary’s Hospital Home Health

By:
Name:	Eric Tuckman
Title:	Authorized Signatory

Tenet Home Care of Miami-Dade

By:
Name:	Eric Tuckman
Title:	Authorized Signatory

First Community Home Care

By:
Name:	Eric Tuckman
Title:	Authorized Signatory

Cypress – Fairbanks Home Health

By:
Name:	Eric Tuckman
Title:	Authorized Signatory

St. Francis Home Health and Hospice

By:
Name:	Eric Tuckman
Title:	Authorized Signatory

American Medical Home Care, Inc. d/b/a
Brookwood Hospice (a/k/a Brookwood Medical Center Hospice)

By:
Name:	Eric Tuckman
Title:	Authorized Signatory

PURCHASER:

Amedisys, Inc.

By:

Name:

Title:

EXHIBIT A

SCHEDULE 2.01

Agencies	Purchase Price Payment
March 1, 2004 Professional Home Health; Memorial Home Care; First Community Home Care; Cypress-Fairbanks Home Health	$14,151,493 (being $14,236,225 less the Estimated Value of Accrued but Unused Paid Time off of $84,732.32)

April 1, 2004

Spalding Regional Home Health; American Medical Home Care, Inc. d/b/a Brookwood Home Health (a/k/a Brookwood Home Care Services); American Medical Home Care, Inc. d/b/a Brookwood Hospice (a/k/a/ Brookwood Medical Center Hospice); St. Francis Hospital Home Health and Hospice

$2,142,806.85 (being $2,477,209 less the Estimated Value of Accrued but Unused Paid Time off of $334,402.15)

May 1, 2004 Tenet Home Care of Palm Beach; Tenet Home Care of Broward County; Tenet Home Care of Miami-Dade	$2,477,209

June 1, 2004 St. Mary’s Hospital Home Health	$0

9